UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 23, 2015

MEDBOX, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-54928	45-3992444
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

600 Wilshire Blvd. Ste. 1500

Los Angeles, CA 90017

(Address of principal executive offices) (zip code)

(800)-762-1452

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Entry into Agreement to Acquire Real Property

On July 24, 2015, Medbox, Inc. (the “Company”) entered into an Agreement of Purchase and Sale of Membership Interest (the “Acquisition Agreement”) with East West Secured Development, LLC (the “Seller”) to purchase 100% of the membership interest of EWSD I, LLC (“EWSD”) which has entered into an agreement with Southwest Farms, Inc. (“Southwest”) to purchase certain real property comprised of 320-acres of agricultural land in Pueblo, Colorado (the “Acquired Property”). The closing of both agreements (the “Closing”) is scheduled to occur on or about August 7, 2015, following which EWSD will own the Acquired Property and the Company will own EWSD.

The purchase price to acquire EWSD consists of (i) $500,000 paid by the Company as a deposit into the escrow for the Acquired Property in the form of a note to the Seller that shall be terminated upon the Closing, and (ii) the Company’s payment to Seller of a royalty of 3% of the adjusted gross revenue, if any, from operation of the Acquired Property (including sale of any portion of or interest in the Acquired Property less any applicable expenses) for the three-year period beginning on January 1, 2016 payable 50% in cash and 50% in Company common stock (the “Royalty Payment”). The number of shares due in connection with such payments shall be determined by dividing the dollar amount of the payment by the volume-weighted average price of the Company’s common shares for the thirty trading days prior to the due date of the payment. Adjusted gross revenue means gross revenue after deduction of Colorado state cannabis sales tax.

In connection with EWSD’s purchase of the Acquired Property, EWSD entered into a secured promissory note (the “Note”) with Southwest in the principal amount of $3,670,000. Interest on the outstanding principal balance of the Note shall accrue at the rate of five percent (5.0%) per annum. The Note shall be payable by EWSD in thirty-five payments of principal and interest, which shall be calculated based upon a hypothetical amortization period of thirty years, commencing on September 1, 2015 and continuing thereafter on the first day of each calendar month through and including July 1, 2018; and one final balloon payment of all unpaid principal and accrued but unpaid interest on August 1, 2018. The Note is secured by a deed of trust (the “Deed of Trust”), security agreement, assignment of rents (“Assignment of Rents and Leases”) and financing statement encumbering the Acquired Property.

In connection with the Closing, EWSD will also enter into an unsecured promissory note (the “Unsecured Note”) with the Seller, in respect of earnest money payments previously made by Seller to Southwest, in the principal amount of $830,000. Interest on the outstanding principal balance of the Unsecured Note shall accrue at the rate of six percent (6.0%) per annum. The Unsecured Note shall be payable by EWSD in thirty-five payments of principal and interest, which shall be calculated based upon a hypothetical amortization period of thirty years, commencing on September 1, 2015 and continuing thereafter on the first day of each calendar month through and including July 1, 2018; and one final balloon payment of all unpaid principal and accrued but unpaid interest on August 1, 2018.

The foregoing description of the Acquisition Agreement, the Note, the Unsecured Note, the Deed of Trust and the Assignment of Rents and Leases does not purport to be complete and is qualified in its entirety by reference to the full text of each document, copies of which shall be attached as exhibits to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2015 and, when filed, shall be incorporated into this Item 1.01 by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in response to Item 1.01 of this report is incorporated by reference into this Item 2.03.

Item 8.01	Other Events.

On July 23, 2015, the Company issued a press release announcing the entry into the Acquisition Agreement. A copy of the press release is appended hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits.

99.1	Press release.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDBOX, INC.

Dated: July 28, 2015	By:	/s/ C. Douglas Mitchell
	Name:	C. Douglas Mitchell
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release.